Exhibit 99.1

	CONTACT:	Michael W. Collier
Vice President, Investor Relations
Willbros USA, Inc.
NEWS RELEASE		(713) 403-8016

Connie Dever
Director, Strategic Planning
Willbros USA, Inc.
FOR IMMEDIATE RELEASE		(713) 403-8035
WILLBROS CONTINUES FINANCIAL TURNAROUND,
REPORTS PROFIT FOR FOURTH QUARTER 2007
•	Both operating results and cash flow from continuing operations were positive in fourth quarter.

•	Full year 2007 results included $22.0 million in charges for continuing operations and $10.3 million for discontinued operations related to agreements in principle to settle DOJ/SEC investigations.

•	Full year net loss of $49.0 million compares to full year net loss of $105.4 million for 2006.

•	Backlog at year end of $1.3 Billion, primarily in North America.
HOUSTON, TX — February 27, 2008 — Willbros Group, Inc. (NYSE: WG) today reported its results for the fourth quarter and the full year 2007. On revenue of $947.7 million, from continuing operations, the net loss for the full year 2007 was $27.6 million, or $0.94 per share, as compared to a loss of $22.0 million, or $0.98 per share, in 2006. Full year results for continuing operations in 2007 included $22.0 million in government fines and penalties related to the agreements in principle to settle investigations by the U.S. Department of Justice and, for discontinued operations, $10.3 million in profit disgorgement and pre-judgment interest related to the investigation by the Securities and Exchange Commission. Net loss from discontinued operations for the full year 2007 was $21.4 million, or $0.73 per share, compared to $83.4 million, or $3.72 per share, in 2006. Total net loss for the full year 2007 was $49.0 million, or $1.67 per share, compared to a net loss of $105.4 million, or $4.70 per share, in 2006.
Randy Harl, President and Chief Executive Officer, commented, “Our 2007 annual results are vastly improved over 2006. We resolved many issues in 2007 which were negatively affecting the Company’s performance. We now have the platform in place for Willbros to grow the size, scope and profitability of its business model. In 2007 we reduced the risk in the business model; added, with the InServ acquisition, the very robust downstream energy sector to our addressable market and improved our balance sheet and bank credit facility. These actions have positioned us to continue to deliver improving results, as we did in 2007. We are taking advantage of the most robust market for our services we have seen in years. Accordingly, in the second half of 2007, we generated much improved operating results and, with over seventy-five percent of our contract backlog cost reimbursable, we have more assurance that our 2008 results will meet our objectives. We have contract backlog over $1.3 billion, 94 percent of which is in North America, and the revenue from North America and Oman operations increased over 74 percent compared to 2006, with improved contract margins. An important milestone in 2007 was reaching agreements in principle with the SEC and DOJ to settle the previously disclosed investigations stemming from our former operations in Bolivia, Ecuador and Nigeria. Our markets in North America, where we are well positioned, continue to exhibit strength and recent market information indicates they are continuing to expand.
In summary, we reinvented the Company in 2007:
•	We improved our execution of projects and met the guidance we provided.

•	We began generating positive cash flow from operations in the fourth quarter of 2007.

•	We established a presence for mainline pipeline construction in Canada, an appealing and growing market.

•	We transformed the company with the strategic acquisition of InServ, opening downstream energy markets to Willbros.

•	We significantly improved our balance sheet by reducing our debt to equity ratio to .39 to one from 1.71 to one at the end of 2006.

•	We entered into a new $150 million bank credit facility.

•	We sold the Nigeria operations, vastly improving the Company’s risk profile.

•	We reached agreements in principle to settle the SEC and DOJ investigations

•	We replaced the backlog sold with the Nigeria operations with cost reimbursable work in North America.
As we enter the second century of the Willbros history, we believe the wind is at our back and the future of Willbros is a positive one with attractive growth opportunities.”
Fourth Quarter 2007 Continuing Operations
The Company reported revenue from continuing operations of $337.5 million in the fourth quarter of 2007 compared to $191.1 million in the fourth quarter of 2006 which represented a 77 percent increase. The increase in revenue was due primarily to expanded activity in mainline pipeline construction in the United States, more construction activity in the oil sands region of Canada and 41 days of results from the addition of downstream services with the acquisition of InServ on November 20, 2007. Operating income in fourth quarter 2007 was $15.0 million compared to a loss of $1.3 million in the fourth quarter of 2006.
Net income from continuing operations from the fourth quarter of 2007 was $5.9 million, or $0.16 per fully diluted share, compared to a net loss of $3.4 million, or $0.14 per share, in the fourth quarter of 2006.

2007 Full Year Continuing Operations
The Company reported revenue from continuing operations of $947.7 million for the full year 2007 compared to $543.3 million in 2006, a 74 percent increase year over year. The increase in revenue was due to higher levels of activity in upstream and engineering segments and the addition of the downstream segment in November 2007. Increased construction and engineering, procurement and construction (EPC) projects were underway in 2007, primarily in North America. G&A expenses were $68.1 million, 7.2 percent of revenue, in 2007, compared to $58.1 million, 10.7 percent of revenue, in 2006.
2007 Discontinued Operations
Discontinued operations reported a $21.4 million loss, or $0.73 per share for 2007 compared to a loss of $83.4 million or $3.72 per share, for the full year of 2006. For the three months ended December 31, 2007, discontinued operations reported a slight gain of $80 thousand compared to a loss of $37.2 million, or $1.47 per share for the fourth quarter 2006.
Backlog(1)
At December 31, 2007, Willbros reported backlog(1) from continuing operations of approximately $1.3 billion compared to $602 million at December 31, 2006. Backlog from continuing operations has increased by more than 100 percent since the end of 2006 and represents projects primarily in North America.
CONFERENCE CALL
In conjunction with the release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, February 28, 2008 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Fourth Quarter 2007 and Full Year Earnings Conference Call

When:	Thursday, February 28, 2008 — 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 877-461-2815 and asking for the Willbros call at least 10 minutes prior to the start time

Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.
A telephonic replay of the conference call will be available through March 13, 2008 and may be accessed by calling 800-408-3053 or 416-695-5800 and using the passcode 3253586. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power and refining and petrochemical industries, providing engineering and construction services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

WILLBROS GROUP, INC.
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006
Statement of Operations Data
Contract revenue
Upstream O&G	$262,204	$152,209	$744,308	$424,317
Downstream O&G	23,821	—	23,821	—
Engineering	51,498	38,870	179,562	118,942

	337,523	191,079	947,691	543,259
Operating expenses
Upstream O&G	246,633	154,665	722,433	439,798
Downstream O&G	23,151	—	23,151	—
Engineering	52,691	37,671	171,199	115,492

	322,475	192,336	916,783	555,290
Operating income (loss)
Upstream O&G	15,571	(2,456)	21,875	(15,481)
Downstream O&G	670	—	670	—
Engineering	(1,193)	1,199	8,363	3,450
Government fines and penalties	—	—	(22,000)	—

Operating income (loss)	15,048	(1,257)	8,908	(12,031)

Other income (expense):
Interest - net	(984)	(2,134)	(3,103)	(8,265)
Other - net	(1,458)	464	(3,477)	569
Loss on early extinguishment of debt	—	—	(15,375)	—

	(2,442)	(1,670)	(21,955)	(7,696)

Income (loss) before income taxes	12,606	(2,927)	(13,047)	(19,727)
Provision for income taxes	6,710	498	14,503	2,308

Income (loss) from continuing operations	5,896	(3,425)	(27,550)	(22,035)

Income (loss) from discontinued operations	80	(37,166)	(21,414)	(83,402)

Net income (loss)	$5,976	$(40,591)	$(48,964)	$(105,437)

Basic income (loss) per share
Continuing operations	$0.17	$(0.14)	$(0.94)	$(0.98)
Discontinued operations	—	(1.47)	(0.73)	(3.72)

	$0.17	$(1.61)	$(1.67)	$(4.70)

Diluted income (loss) per share
Continuing operations	$0.16	(0.14)	$(.94)	(0.98)
Discontinued operations	—	(1.47)	(0.73)	(3.72)

	$0.16	$(1.61)	$(1.67)	$(4.70)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$3,166	$7,288	$(19,463)	$(5,429)
Investing activities	(217,553)	14,368	(150,601)	40,804
Financing activities	249,804	43,709	221,359	51,550
Foreign exchange effects	89	380	2,297	139
Discontinued operations	(1,329)	(43,578)	1,651	(105,354)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006
Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	34,768	25,321	29,259	22,441
Diluted	40,646	25,321	29,259	22,441
EBITDA	$21,042	$2,457	$10,731	$968
Capital expenditures	(12,237)	161	(35,634)	(12,264)

Reconciliation of Non-GAAP Financial Measure

EBITDA (2)
Net income (loss), continuing operations	$5,896	$(3,425)	$(27,550)	$(22,035)
Interest - net	984	2,134	3,103	8,265
Income taxes	6,710	498	14,503	2,308
Depreciation and amortization	7,452	3,250	20,675	12,430

EBITDA	$21,042	$2,457	$10,731	$968

Net income (loss) before special items (3)
Net income (loss), continuing operations	$5,896	$(3,425)	$(27,550)	$(22,035)
Government fines and penalties	—	—	22,000	—
Loss on early extinguishment of debt	—	—	15,375	—

Income (loss) before special items	$5,896	$(3,425)	$9,825	$(22,035)

Basic income (loss) per share before special items
Continuing operations	$0.17	$(0.14)	$(0.94)	$(0.98)
Government fines and penalties	—	—	0.75	—
Loss on early extinguishment of debt	—	—	0.53	—

Income (loss) per share before special item	$0.17	$(0.14)	$0.34	$(0.98)

	12/31/2007	9/30/2007	6/30/2007	12/31/2006
Balance Sheet Data
Cash and cash equivalents	$92,886	$58,709	$107,762	$37,643
Working capital	201,348	122,286	112,823	170,825
Total assets	779,413	443,854	406,568	589,982
Total debt	152,346	139,372	141,466	167,139
Stockholders’ equity	396,101	106,458	98,552	97,931

Backlog Data (1)
By Reporting Segment:
Upstream O&G	$941,301			$428,839
Downstream O&G	199,646			—
Engineering	164,494			173,433

	$1,305,441			$602,272

By Geographic Area:
North America	1,229,878			565,408
Middle East	75,563			36,864

	$1,305,441			$602,272

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.

(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(3)	Income (loss) before special items (and the related amounts per share), a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other engineering and construction companies.
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